Exhibit 10.3

WISCONSIN ENERGY CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN
PLAN DOCUMENT

Amended and Restated as of February 1, 2004

TABLE OF CONTENTS

PURPOSE

ARTICLE 1

ARTICLE 2 SELECTION, ENROLLMENT, ELIGIBILITY

2.1 Selection by Committee

2.2 Enrollment Requirements

2.3 Eligibility; Commencement of Participation

2.4 Termination of Participation and/or Deferrals

ARTICLE 3 DEFERRAL COMMITMENTS/COMPANY MATCHING/CREDITING/TAXES

3.1 Maximum Deferral

3.2 Election to Defer; Effect of Election Form

3.3 Withholding of Annual Deferral Amounts

3.4 Annual Company Contribution Amount

3.5 Annual Company Matching Amount

3.6 Stock Option Amount

3.7 Restricted Stock Amount

3.8 Performance Share Amount

3.9 Deferred Dividend Equivalents15

3.10 Rollover Amount

3.11 Investment of Trust Assets

3.12 Sources of Stock

3.13 Vesting

3.14 Crediting/Debiting of Account Balances

3.15 FICA and Other Taxes

3.16 Distributions

ARTICLE 4 IN SERVICE PAYOUT; UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION

4.1 In Service Payout

4.2 Other Benefits Take Precedence Over In Service

4.3 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies

4.4 Withdrawal Election

ARTICLE 5 RETIREMENT BENEFIT

5.1 Retirement Benefit

5.2 Payment of Retirement Benefit

5.3 Death Prior to Completion of Retirement Benefit

5.4 Special "Make Whole" Benefits

ARTICLE 6 PRE-RETIREMENT SURVIVOR BENEFIT

6.1 Pre-Retirement Survivor Benefit

6.2 Payment of Pre-Retirement Survivor Benefit

ARTICLE 7 TERMINATION BENEFIT

7.1 Termination Benefit

7.2 Payment of Termination Benefit

ARTICLE 8 DISABILITY WAIVER AND BENEFIT

8.1 Disability Waiver

8.2 Continued Eligibility; Disability Benefit

ARTICLE 9 BENEFICIARY DESIGNATION

9.1 Beneficiary

9.2 Beneficiary Designation; Change

9.3 Acknowledgment

9.4 No Beneficiary Designation

9.5 Doubt as to Beneficiary

9.6 Discharge of Obligations

ARTICLE 10 LEAVE OF ABSENCE

10.1 Paid Leave of Absence

10.2 Unpaid Leave of Absence

ARTICLE 11 TERMINATION, AMENDMENT OR MODIFICATION

11.1 Termination

11.2 Amendment

11.3 Effect of Payment

ARTICLE 12 ADMINISTRATION

12.1 Committee Duties

12.2 Administration Upon Change In Control

12.3 Agents

12.4 Binding Effect of Decisions

12.5 Indemnity of Committee

12.6 Employer Information

12.7 Coordination with Other Benefits

ARTICLE 13 CLAIMS PROCEDURES

13.1 Presentation of Claim

13.2 Notification of Decision

13.3 Review of a Denied Claim

13.4 Decision on Review

13.5 Legal Action

ARTICLE 14 TRUST

14.1 Establishment of the Trust

14.2 Interrelationship of the Plan and the Trust

14.3 Distributions From the Trust

ARTICLE 15 MISCELLANEOUS

15.1 Status of Plan

15.2 Unsecured General Creditor

15.3 Employer's Liability

15.4 Nonassignability

15.5 Not a Contract of Employment

15.6 Furnishing Information

15.7 Terms

15.8 Captions

15.9 Governing Law

15.10 Notice

15.11 Successors

15.12 Validity

15.13 Incompetent

15.14 Court Order

15.15 Distribution in the Event of Taxation

15.16 Insurance

15.17  Legal Fees To Enforce Rights After Change in Control

15.18  Payout Under Special Circumstances

WISCONSIN ENERGY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Wisconsin Energy Corporation, a Wisconsin corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1     "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance, (iii) the Company Matching Account balance, (iv) the Stock Option Account balance, (v) the Restricted Stock Account balance, (vi) Performance Share Account balance, (vii) the Dividend Deferral Account balance and (viii) the Rollover Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2     "Annual or Long-Term Performance Award" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's annual performance award and cash incentive plans, including any long-term incentive plans as may be in existence from time to time, but excluding Severance Payments, SERP Payments and any stock options, restricted stock, performance shares, dividends and dividend equivalents provided under a plan or arrangement of any Employer.

1.3     "Annual Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.

1.4     "Annual Company Matching Amount" for any one Plan Year shall be the amount determined in accordance with Section 3.5.

1.5     "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual or Long-Term Performance Award, Severance Payments and/or SERP Payments that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. Except with respect to Severance Payments and SERP Payments, in the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6     "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant, not to exceed 20, in accordance with this Plan, as set forth below. In each case for purposes of determining the amount of the installment payment to be made, the Account Balance of the Participant shall be valued as of the close of business on the last business day of the year preceding the year for which the payment is to be made. Each annual installment, regardless of the method selected, shall be payable within 60 days after February 1st of each year. The alternative methods allowable are as follows:

(a)     Fractional Method. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition.

(b)     Percentage or Fixed Dollar Method. The annual installment shall be calculated by multiplying this balance in the case of the percentage method, by the percentage selected by the Participant and paying out the resulting amount, or in the case of the fixed dollar method, by paying out the fixed dollar amount selected by the Participant, for the number of years selected by the Participant. However, in the event the dollar amount selected is greater than the Account Balance in any given year, the entire Account Balance will be distributed. Further, regardless of the method selected by the Participant, the final installment payment will include 100% of the then remaining Account Balance.

(c)     Special Installment Method. Under this alternative method, the Participant selects both the number of years and a specified interest rate, which is then used to calculate a level fixed dollar amount of annual payouts which would exhaust the Account Balance over such number of years, if actual performance of the elected Measurement Funds were identical to the specified interest rate. However, in recognition of the fact that such exact conformity is unlikely, in the event the calculated level fixed dollar amount is greater than the Account Balance in any given year, the entire Account Balance will be distributed. Further, the final installment payment will include 100% of the then remaining Account Balance.

1.7     "Annual Performance Share Amount" shall mean, with respect to a Participant for any one Plan Year, that portion of the Performance Share Amount attributable to Performance Shares which would otherwise vest during that year under a plan or arrangement of any Employer, but which is instead deferred in accordance with Section 3.1(d) of this Plan.

1.8     "Annual Restricted Stock Amount" shall mean, with respect to a Participant for any one Plan Year, that portion of the Restricted Stock Amount attributable to Restricted Stock which would otherwise vest during that year and which is deferred in accordance with Section 3.1(c) of this Plan.

1.9     "Annual Stock Option Amount" shall mean, with respect to a Participant for any one Plan Year, that portion of the Stock Option Amount which is attributable to Eligible Stock Option exercise during that year and which is deferred in accordance with Section 3.1(b) of this Plan.

1.10     "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the form W-2 for such calendar year, excluding Severance Payments, SERP Payments, performance awards, bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income), stock options, restricted stock, performance shares, dividends and dividend equivalents provided under a plan or arrangement of any Employer. Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.11     "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.12     "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.13     "Board" shall mean the board of directors of the Company.

1.14     "Change in Control" with respect to the Company shall mean the occurrence of any one of the events set forth below:

(a)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

(d)      the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition; or

(e)      the Board of Directors of the Company determines in its sole and absolute discretion that there has been a Change in Control of the Company.

For purposes of this Change in Control definition, the terms set forth below shall have the following meanings:

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

1.15     "Chief Executive Officer or CEO" shall mean the Chief Executive Officer of the Company.

1.16     "Claimant" shall have the meaning set forth in Section 13.1.

1.17     "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.18     "Committee" shall mean an internal administrative committee appointed by the CEO to administer the Plan described in Article 12.

1.19     "Company" shall mean Wisconsin Energy Corporation, a Wisconsin corporation, and any successor to all or substantially all of the Company's assets or business.

1.20     "Company Contribution Account" shall mean (i) the sum of the Participant's Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Contribution Account.

1.21     "Company Matching Account" shall mean (i) the sum of all of a Participant's Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Matching Account.

1.22     "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.13 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.23     "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.24     "Disability" shall mean a period of disability during which a Participant is unable to perform the material duties of his or her job, as determined by the Committee in its sole discretion.

1.25     "Disability Benefit" shall mean the benefit set forth in Article 8.

1.26     "Dividend Deferral Account" shall mean (i) the sum of the Participant's deferrals made pursuant to Section 3.1(e) plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Dividend Deferral Account, less (iii) all distributions made to the Participant or his or her beneficiary pursuant to this Plan that relate to the Participant's Dividend Deferral Account.

1.27     "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan. To the extent authorized by the Committee, such form may be electronic or set forth in some other media and need not be signed by a Participant.

1.28     "Eligible Stock Option" shall mean one or more non-qualified stock option(s) selected by the Committee in its sole discretion and exercisable under a plan or arrangement of any Employer permitting a Participant under this Plan to defer gain with respect to such option.

1.29     "Employee" shall mean a person who is an employee of any Employer.

1.30     "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.31     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.32     "In Service Payout" shall mean the payout set forth in Section 4.1.

1.33     "Inactive Participant" shall mean an individual who at one point was a Participant in the Plan or a predecessor non-qualified deferred compensation plan and has an undistributed Account Balance, but is no longer eligible to make deferral elections under the Plan by reason of such individual's removal under Section 2.4 hereof or otherwise.

1.34     "401(k) Plan" shall refer to all tax-qualified profit sharing plans maintained by an Employer that incorporate provisions for elective deferral contributions by participating employees in accordance with Section 401(k) of the Code.

1.35     "Participant" shall mean any Employee or Retired Employee of any Employer (i) who is selected to participate in the Plan and who has not been removed, and (ii) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.36     "Performance Shares" shall mean unvested performance shares with respect to Stock selected by the Committee in its sole discretion and awarded to the Participant under a plan or arrangement of any Employer.

1.37     "Performance Share Account" shall mean (i) the sum of the Participant's Annual Performance Share Amounts, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Performance Share Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Performance Share Account.

1.38     "Performance Share Amount" shall mean, for any grant of Performance Shares, an amount equal to the value of Stock which would have been distributed to the Participant upon vesting of such Performance Shares, calculated using the average of the reported high and low prices for the Stock as of the day such Performance Shares would otherwise vest (if a business day) or as of the next following business day.

1.39     "Plan" shall mean the Company's Executive Deferred Compensation Plan.

1.40     "Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.41     "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.42     "Qualifying Gain" shall mean the value accrued upon exercise of an Eligible Stock Option (i) using a Stock-for-Stock payment method and (ii) having an aggregate fair market value in excess of the total Stock purchase price necessary to exercise the option. In other words, the Qualifying Gain upon exercise of an Eligible Stock Option equals the total market value of the shares (or share equivalent units) acquired minus the total stock purchase price. For example, assume a Participant elects to defer the Qualifying Gain accrued upon exercise of an Eligible Stock Option to purchase 1000 shares of Stock at an exercise price of $20 per share, when Stock has a current fair market value of $25 per share. Using the Stock-for-Stock payment method, the Participant would deliver 800 shares of Stock (worth $20,000) to exercise the Eligible Stock Option and receive, in return, 800 shares of Stock plus a Qualifying Gain (in this case, in the form of an unfunded and unsecured promise to pay money or property in the future) equal to $5,000 (i.e., the current value of the remaining 200 shares of Stock).

1.43     "Restricted Stock" shall mean unvested shares of Stock which is restricted stock selected by the Committee in its sole discretion and awarded to the Participant under any stock incentive plan or arrangement of any Employer.

1.44     "Restricted Stock Account" shall mean (i) the sum of the Participant's Annual Restricted Stock Amounts, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Restricted Stock Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restricted Stock Account.

1.45    "Restricted Stock Amount" shall mean, for any grant of Restricted Stock, an amount equal to the value of such Restricted Stock, calculated using the average of the reported high and low prices for the Stock as of the day such Restricted Stock would otherwise vest (if a business day) or as of the next following business day.

1.46     "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the attainment of age fifty-five (55).

1.47     "Retirement Benefit" shall mean the benefit set forth in Article 5.

1.48     "Rollover Account" shall mean a Participant's Rollover Amount, plus amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Rollover Account, less all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Rollover Account

1.49     "Rollover Amount" shall mean the amount determined in accordance with Section 3.8.

1.50     "Severance Payments" shall mean any post-termination amounts due a Participant in any calendar year under the Company's Special Executive Severance Policy or Executive Severance Policy or under any change in control contract between the Company and an Employee, on account of his or her Termination of Employment, whether or not paid in such calendar year or included on the form W-2 for such calendar year.

1.51     "SERP Payments" shall mean any distributions due a Participant in any calendar year resulting from his or her participation in the Wisconsin Energy Corporation Supplemental Executive Retirement Plan, whether or not paid in such calendar year or included on the form W-2 for such calendar year.

1.52     "Stock" shall mean Wisconsin Energy Corporation common stock.

1.53     "Stock Option Account" shall mean the sum of (i) the Participant's Annual Stock Option Amounts, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Stock Option Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Stock Option Account.

1.54     "Stock Option Amount" shall mean, for any Eligible Stock Option, the amount of Qualifying Gains, calculated using the average of the reported high and low prices for the Stock as of the day of exercise (if a business day) or as of the next following business day.

1.55     "Termination Benefit" shall mean the benefit set forth in Article 7.

1.56     "Termination of Employment" shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. However, if an Employee leaves employment with all Employers in connection with such Employee's immediate transfer to and acceptance of employment with another employer which is providing services essential to the utilities business conducted by the Company or an Employer, then such Employee will not be considered to have incurred a Termination of Employment. Instead, such Employee will be deemed to be continuing in the employ of an Employer for purposes of the Plan for so long as such Employee remains in the employ of such other employer and such employer continues to provide such services.

1.57     "Trust" shall mean the Wisconsin Energy Corporation Rabbi Trust Agreement dated December 1, 2000 between the Company and The Northern Trust Company, and as amended from time to time.

1.58     "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1     Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee. From that group, the Committee shall select Employees to participate in the Plan.

2.2     Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee an Election Form and any other relevant forms within such time periods as the Committee may prescribe. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3     Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements.

2.4     Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to take any or all of the following actions: (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan. The Committee may also remove a Participant from continuing participation in the Plan at any time in its sole discretion and such individual shall become an Inactive Participant to the extent he or she still has an undistributed Account Balance.

ARTICLE 3

Deferral Commitments/Company Matching/Crediting/Taxes

3.1     Maximum Deferral.

(a)     Base Annual Salary, Annual or Long-Term Performance Award, Severance Payments SERP Payments and/or Make Whole Pension Supplements. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual or Long-Term Performance Award, Severance Payments, SERP Payments and/or Make Whole Pension Supplements (as referenced in Section 5.4(d)) up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Annual Salary	100%
Annual or Long-Term Performance Award	100%
Severance Payments	100%
SERP Payments	100%
Make Whole Pension Supplements	100%

Notwithstanding the foregoing, the Participant may change his or her election with respect to the Base Annual Salary portion of the Annual Deferral Amount on a monthly basis, by timely delivering to the Committee in accordance with its rules and procedures, before the end of the month preceding the month for which the election will be effective, a new Election Form for such purpose. Notwithstanding any other provision of this Plan, any Election form or revocation will be given prospective effect only and may not affect prior deferrals.

(b)     For each Eligible Stock Option, a Participant may elect to defer up to 100% of his or her Stock Option Amount.

(c)     For any grant of Restricted Stock, a Participant may elect to defer up to 100% of his or her Restricted Stock Amount.

(d)     For any grant of Performance Shares, a Participant may elect to defer up to 100% of his or her Performance Share Amount.

(e)     A Participant may elect to defer up to 100% of the dividend equivalents on any unvested Performance Shares under a plan or arrangement of any Employer.

(f)     Deferral of Stock Option Amounts, Restricted Stock Amounts, Performance Share Amounts and dividend equivalents on Performance Shares may also be limited by other terms or conditions as set forth in the plan or agreement under which such items may be granted.

3.2     Election to Defer; Effect of Election Form.

(a)     Base Annual Salary. A Participant's Election Form with respect to Base Annual Salary shall be filed with the Committee in accordance with its rules, but in no event later than the end of the month preceding the month for which the election will be effective. As noted above in Section 3.1(a), a Participant may subsequently change or revoke his or her election with respect to Base Annual Salary, but only with prospective effect only, to take effect as of the first day of the month immediately following receipt of the new Election Form by the Committee. Therefore, any Election Form shall be irrevocable with respect to the portion of Base Annual Salary deferral during the period of time covered by such Form.

(b)     Annual or Long-Term Performance Award. A Participant's Election Form with respect to Annual Performance Award shall be filed with the Committee in accordance with its rules, but in no event later than November 30th of any calendar year with respect to all or any part of an Annual Performance Award that might otherwise become payable on account of a Participant's services during such calendar year and in all events prior to the time that the Participant has earned an absolute and unconditional right to payment. Any such Election Form which is on file with the Committee on November 30th of a calendar year shall become irrevocable as of such date. When and as a Long-Term Performance Award program is put into place, the Committee will establish rules for a Participant's Election Form similar to the above, and providing that such Election Form must be filed in all events prior to the time that the Participant has earned an absolute and unconditional right to payment and that such Election Form may not be revoked by the Participant once the filing deadline date has passed.

(c)     Severance Payments. A Participant's Election Form with respect to Severance Payments shall be filed with the Committee in accordance with its rules and the rules for a prior deferral election set forth in the documents or contracts providing for Severance Payments.

(d)     SERP Payments. A Participant's Election Form with respect to SERP Payments shall be filed with the Committee in accordance with its rules and any rules for a prior deferral election set forth in the SERP. However, notwithstanding any contrary provisions in the SERP, a Participant who is a participant in the SERP shall be allowed to both elect that a lump sum method of payment be made to such Participant at the time when payments are to commence under the terms of the SERP (the "SERP Starting Date") for the SERP "A" or "B" benefits or that such a lump sum be determined and then credited to such Participant's Account Balance under this Plan as of the SERP Starting Date with such Participant to be treated as having then "Retired" for purpose of this Plan (so that the Participant's election for a method of payout under Article 5 shall govern), provided that such an Election Form filed by the Participant with regard to the SERP is submitted to the Committee at least one year prior to the SERP Starting Date.

(e)     Make Whole Pension Supplements. Section 5.4(d) provides the rules applicable to Election Forms regarding Make Whole Pension Supplements.

(f)     Stock Option Deferral. For an election to defer Stock Option Amounts to be valid: (i) a separate irrevocable Election Form must be completed and signed by the Participant with respect to the Eligible Stock Option; (ii) the Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date the Participant elects to exercise the Eligible Stock Option; and (iii) the Eligible Stock Option must be exercised using the Stock-for-Stock payment method (directly or by attestation).

(g)     Restricted Stock. For an election to defer Restricted Stock Amounts to be valid: (i) a separate irrevocable Election Form must be completed and signed by the Participant, with respect to the Restricted Stock to which such amounts relate; and (ii) such Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date such Restricted Stock vests under the terms of the plan or arrangement pursuant to which it was granted.

(h)     Performance Shares. For an election to defer Performance Share Amounts to be valid: (i) a separate irrevocable Election Form must be completed and signed by the Participant, with respect to the Performance Shares to which such amounts relate; and (ii) such Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date such Performance Shares vest under the terms of the plan or arrangement pursuant to which they were issued.

(i)     Performance Share Dividend Equivalents. A Participant's election form with respect to deferral of dividend equivalents with respect to Performance Shares shall be filed with the Committee in accordance with its rules, but in no event later than the day preceding the date for which the election will be effective. A Participant may subsequently change or revoke his or her election with respect to deferral of dividend equivalents with respect to Performance Shares, but only with prospective effect, to take effect as of the day following receipt of the new election form by the Committee. Therefore, any election form shall be irrevocable with respect to dividend equivalents relating to dividends declared during the period of time covered by an election form.

3.3     Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual or Long-Term Performance Award, Severance Payments and SERP Payments portion of the Annual Deferral Amount shall be withheld at the time the Annual or Long-Term Performance Award, Severance Payments and/or SERP Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.4     Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the last day of the Plan Year, unless the Employer in its sole discretion determines otherwise. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, any Annual Company Contribution Amount previously credited for that Plan Year shall be forfeited and become zero, unless the Employer in its sole discretion determines otherwise.

3.5     Annual Company Matching Amount. A Participant's Annual Company Matching Amount for any Plan Year shall be made for any Participant who elects some deferral of Base Annual Salary into this Plan. Prior to January 1, 2002, the Annual Company Matching Amount will depend on the structure of the relevant Employer's 401(k) Plan which applies to the Participant. To determine the Annual Company Matching Amount, it is necessary to identify the relevant Employer 401(k) Plan matching rate (the "Matching Rate") and the percentage of compensation subject to such matching rate (the "Eligible Compensation Percentage"). From and after January 1, 2002, the Annual Company Matching Amount will be determined by using the Matching Rate and the Eligible Compensation Percentage that applies to the Wisconsin Energy Corporation Employee Retirement Savings Plan, regardless of the actual 401(k) plan, if any, that applies to the Participant. In the Wisconsin Energy Corporation Employee Retirement Savings Plan, the Matching Rate is 50% and the Eligible Compensation Percentage is 6%. The formula for a Participant's Annual Company Matching Amount is: the Matching Rate multiplied times "X", where X is the difference between the Eligible Compensation Percentage times the Participant's gross compensation eligible for matching under the relevant Employer 401(k) Plan before any reduction for deferrals of Base Annual Salary under this Plan and without regard to any Code limitations, and the Participant's "Deemed Maximum Elective Deferral ("DMED"). The DMED for any Participant is equal to the Eligible Compensation Percentage multiplied by such Participant's gross compensation eligible for matching under the relevant Employer 401(k) Plan, reduced by deferrals of Base Annual Salary under this Plan [but limited to the maximum compensation that can be considered under Code Section 401(a)(17) ($200,000 for 2002)], provided that the result must be limited to the maximum allowable elective deferral permitted under Code Section 402(g) ($11,000 for 2002) plus the maximum allowable catch-up contribution under Code Section 414(v) ($1,000 for 2002).

For example, assume 2 Participants, A, who is age 50 or older and eligible for catch-up contributions, and B, who is under 50, with gross Annual Base Salary of $300,000 and $150,000, who each choose to defer 6% into this Plan. Both are covered or deemed to be covered by the Wisconsin Energy Corporation Employee Retirement Savings Plan. The Annual Company Matching Amount for each under this Plan is calculated as follows:

Matching Rate 50% Eligible Compensation Percentage 6%
DMED for A is 6% x $200,000 or $12,000 DMED for B is 6% x [$150,000 - 9,000] or $8,460
Annual Matching Amount for A is 50% of "X,"
where "X" is 6% x $300,000 or	$18,000
less DMED of	12,000
Therefore A's Annual Matching Amount is 50% x $6,000 or $3,000	6,000
Annual Matching Amount for B is 50% of "X,"
where "X" is 6% of $150,000 or	$9,000
less DMED of	8,460
540
Therefore B's Annual Matching Amount is 50% x $540 or $270

For the year 2001 only, notwithstanding any other provision of this Plan, a Participant will automatically receive a Company Matching Amount equal to X times Y, where X equals the Matching Rate multiplied by the Eligible Compensation Percentage, and Y equals the amount of any Annual Performance Award, without regard to whether any part of the same is deferred under this Plan.

If in any case the relevant 401(k) Plan does not operate on the calendar year, the Committee in its sole discretion shall determine how the Participant's Annual Company Matching Amount shall be determined for any Participant who elects some deferral of Base Annual Salary into this Plan. The Committee may modify the method of calculating the Annual Matching Amount to take into account periodic credits rather than annual calculations, consistent with the principles expressed herein.

3.6     Stock Option Amount. Deferred Stock Option Amounts shall be credited to the Participant on the books of the Employer at the time Stock would otherwise have been delivered to the Participant pursuant to the Eligible Stock Option exercise, but for the election to defer.

3.7     Restricted Stock Amount. Deferred Restricted Stock Amounts shall be credited to the Participant on the books of the Employer at the time the Restricted Stock would otherwise vest under the terms of the plan or arrangement pursuant to which the Restricted Stock was granted, but for the election to defer.

3.8     Performance Share Amount. Deferred Performance Share Amounts shall be credited to the Participant on the books of the Employer at the time the Performance Shares would otherwise vest under the terms of the plan or arrangement pursuant to which the Performance Shares were granted, but for the election to defer.

3.9     Deferred Dividend Equivalents. Deferred dividend equivalents shall be credited to the Participant on the books of the Employer at the time the deferred dividend equivalents would otherwise have been paid in cash, but for the election to defer.

3.10     Rollover Amount. If a Participant or an individual was a participant in the Company's Executive Deferred Compensation Plan, the Wisconsin Gas Company Restoration Plan or any other non-qualified deferred compensation plan of the Company or its affiliates (the "Prior Plans") and had an undistributed account balance in such plans as of a relevant determination date, and such person has become a Participant or Inactive Participant in this Plan, then such account balance, determined as of that date, shall be transferred on such date to and be added to the Participant's or Inactive Participant's Account Balance under this Plan, and shall thereafter, subject to any necessary consents due to the terms of the Prior Plans, be governed by the terms and conditions of this plan, and shall be referred to as the "Rollover Amount." However, notwithstanding any other provisions of this Plan, the Account Balance of any Inactive Participant (or beneficiary thereof) who was not a continuing employee of an Employer on or after January 1, 2001 shall continue to be administered and distributed as provided under the terms of the relevant Prior Plan (unless and to the extent otherwise determined by the Committee in its sole discretion in a manner consistent with the terms of the relevant Prior Plan). Further, the Account Balance of any individual who was a participant in any Prior Plan who continues as an employee of an employer on or after January 1, 2001 and has become a Participant or Inactive Participant in this Plan will remain subject to the distribution method elected under the relevant Prior Plan unless and until a new distribution method has been elected under this Plan and become effective.

3.11     Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.12     Sources of Stock. If Stock is credited under the Plan in the Trust in connection with a deferral of Stock Option, Restricted Stock or Performance Share Amounts, the shares so credited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement which awarded the Eligible Stock Option, Restricted Stock and Performance Shares.

3.13     Vesting.

(a)     A Participant shall at all times be 100% vested in his or her Deferral Account, Stock Option Account, Restricted Stock Account, Performance Share Account, Dividend Deferral Account, Company Matching Account and Rollover Account.

(b)     A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule, if any, contained in his or her Election Form.

(c)     In the event of a Change in Control, a Participant's Company Contribution Account shall immediately become 100% vested.

(d)     Notwithstanding subsection (c), the vesting schedule for a Participant's Company Contribution Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant's Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion (which need not be unqualified) of the Company's independent auditors which opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

3.14     Crediting/Debiting of Account Balances. Subject to Section 3.14(f) and (g) below, and accordance with, and subject to, the rules and procedures that are established from time to time by the Committee in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)     Election of Measurement Funds. Subject to Section 3.14(f) and (g) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.14(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance, unless changed in accordance with the next sentence. Subject to Section 3.14(f) and (g) below, commencing with the Participant's commencement of participation in the Plan and continuing thereafter, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply thereafter in accordance with the rules of the Committee for all subsequent periods in which the Participant participates in the Plan, unless changed in accordance with the previous provisions.

(b)     Proportionate Allocation. In making any election described in Section 3.14(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)     Measurement Funds. Subject to Section 3.14(f) and (g) below, the Participant may elect one or more of the following measurement funds (the "Measurement Funds"), for the purpose of crediting additional amounts to his or her Account Balance: (i) any Measurement Fund selected by the WEC Investment Trust Policy Committee from time to time; (ii) Prime Rate Fund (described as a mutual fund 100% invested in a hypothetical debt instrument which earns interest at an annualized interest rate equal to the "Prime Rate" as reported each business day by the Wall Street Journal, with interest deemed reinvested in additional units of such hypothetical debt instrument); or (iii) a Company Stock Measurement Fund (described as a mutual fund 100% invested in shares of Company Stock, with dividends deemed reinvested in additional shares of Company Stock).

Subject to Section 3.14(f) and (g) below, as necessary, the WEC Investment Trust Policy Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund, subject to such advance notice to Participants as it determines.

(d)     Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a periodic basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion. The Participant's Annual Company Matching Amount shall be credited to his or her Company Matching Account for purposes of this Section 3.14(d) no later than the end of the month following the month to which such amount relates. The Participant's Annual Stock Option Amount shall be credited to his or her Stock Option Account no later than the close of business on the first business day after the day on which the Eligible Stock Option was exercised or otherwise disposed of. The Participant's Annual Restricted Stock Amount shall be credited to his or her Restricted Stock Account no later than the close of business on the first business day after the day on which the Participant would have become vested in the Restricted Stock to which such amount relates, but for the election to defer. The Participant's Annual Performance Share Amount shall be credited to his or her Performance Share Account no later than the close of business on the first business day after the day on which the Participant would have become vested in the Performance Shares to which such amount relates but for the election to defer. Deferrals of dividend equivalents pursuant to Section 3.1(e) shall be credited to his or her Dividend Deferral Account no later than the close of business on the first business day after the day on which those amounts would have been paid to the Participant but for the election to defer.

(e)     No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

(f)     Special Rule for Stock Option, Restricted Stock and Performance Share Accounts. Notwithstanding any provision of this Plan that may be construed to the contrary, the Participant's Stock Option, Restricted Stock and Performance Share Accounts shall be deemed invested in the Company Stock Measurement Fund at all times prior to distribution from this Plan. Further, the Participant's Stock Option, Restricted Stock and Performance Share Accounts shall be distributed from this Plan in the form of cash.

(g)     Special Considerations for Participants Subject to Section 16 of the Securities Exchange Act of 1934. Prior to March 1, 2002, different rules pertained with respect to amounts allocated to the Company Stock Measurement Fund. The Company Matching Account had to be deemed invested in the Company Stock Measurement Fund at all times prior to distribution from the Plan. Such restriction was dropped from the Plan effective as of March 1, 2002. In order that any election by a Participant who is an officer or director subject to the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934 ("Section 16") will conform to Section 16, such a Participant should consult with the designated individual at the Company responsible for Section 16 reporting and compliance prior to making any election to move any part of his or her Account Balance into or out of the Company Stock Measurement Fund. In general, compliance with Section 16 will require that:

(i)     Any election to move any part of an Account Balance into or out of the Company Stock Measurement Fund (including any election to receive a payout in service under Section 4.1, in the event of Unforeseeable Financial Emergency under Section 4.3, or under the 10% withdrawal penalty rules of Section 4.4), which elections will be deemed made for purposes of these provisions only as of the date of such deemed investment transfers or proposed payouts, should only be effected if made at least six (6) months following the date of the most recent "opposite way" election (as explained below) made by such Participant with respect to this Plan or any plan of the Company or its affiliates that also constituted a "discretionary transaction" within the meaning of Rule 16b-3(b)(1) under Section 16.

(ii)     An "opposite way" election means (x) in case of an election by a Participant to move any part of an Account Balance into the Company Stock Measurement Fund, an election that was a disposition of Company Stock or an interest in a phantom Company Stock fund or similar security, or (y) in case of any election by a Participant to move any part of an Account Balance out of the Company Stock Measurement Fund, an election that was an acquisition of Company Stock or an interest in a phantom Company Stock fund or similar security.

(iii)     Any change of election to an alternative payout period made under Section 5.2 or 7.2 by such a Participant may only be given effect if it is approved by the Compensation Committee or the Board of Directors of the Company.

The Company reserves the right to impose such restrictions as it determines to be appropriate, in is sole discretion, on any elections, dispositions or other matters under this Plan relating to the Company Stock Measurement Fund in order to comply with or qualify for exemption under Section 16.

3.15     FICA and Other Taxes.

(a)     Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant or an Annual Company Matching Amount is Credited to a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's non-deferred compensation, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.15.

(b)     Company Contribution Amounts. When a participant becomes vested in a portion of his or her Company Contribution Account, the Participant's Employer(s) shall withhold from the Participant's non-deferred compensation, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's Company Contribution Account in order to comply with this Section 3.15.

(c)     Annual Stock Option, Restricted Stock, Performance Share and Similar Amounts. For each Plan Year in which an Annual Stock Option Amount, Annual Restricted Stock Amount, Annual Performance Share Amount and/or deferred dividend equivalent is being first credited to a Participant's Account Balance, the Participant's Employer(s) shall withhold from that portion of the Participant's non-deferred compensation, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Stock Option Amount, Annual Restricted Stock Amount, Annual Performance Share Amount and/or deferred dividend equivalent. If necessary, the Committee may reduce such deferrals in order to comply with this Section 3.15.

3.16     Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust. All lump sum payments and final payments of the remaining balance of any Account Balance shall be calculated based upon the value of the Account Balance determined (unless and until the Company chooses another ending valuation date) as of the last business day of the calendar year quarter immediately preceding the date of payment (the "Ending Valuation Date"). All rights on the part of a Participant or any other person to elect or change the Measurement Funds under Section 3.14 shall be deemed to have ceased as of such Ending Valuation Date and no adjustment in the value of an Account Balance shall be considered for any purpose under the Plan after such Ending Valuation Date.

ARTICLE 4

In Service Payout; Unforeseeable Financial Emergencies;
Withdrawal Election

4.1     In Service Payout.

(a)     In connection with and at the time of each election to defer an Annual Deferral Amount, a Participant may irrevocably elect, on a prospective basis only, to receive a future "In Service Payout" from the Plan with respect to such Annual Deferral Amount. Subject to the Deduction Limitation, the In Service Payout shall be a lump sum payment in an amount that is expressed either as a fixed dollar amount or as a percentage of the Annual Deferral Amount plus amounts credited or debited thereto, determined at the time that the In Service Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each In Service Payout elected shall be paid out during a 90 day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least two Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a two year In Service Payout is elected with respect to an Annual Performance Award relating to services in 2002 that would otherwise be payable in 2003 but is actually deferred in 2003, the two year In Service Payout would become payable during a 90 day period commencing January 1, 2006.

(b)     A Participant's election to defer dividends under Section 3.1(e) must be made annually and a Participant shall have the ability to elect to receive a future In Service Payout with respect to each year's annual Performance Share dividend equivalent deferrals pursuant to the same rules as described in paragraph (a) above.

(c)     If a Participant makes an election pursuant to paragraph (a) above with respect to the Annual Deferral Amount for any year, such election shall also apply to and shall result in an In Service Payout of the Annual Company Matching Amount for that year plus amounts credited or debited thereto, determined at the time the In Service Payout becomes payable. Such In Service Payout shall be made at the same time as the In Service Payout with respect to the Annual Deferral Amount for that year.

4.2     Other Benefits Take Precedence Over In Service. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, Annual Company Matching Amount and/or annual dividend equivalent deferral amount, plus amounts credited or debited thereon, that is subject to a In Service Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3     Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) subject to the Deduction Limitation, receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 90 days of the date of approval.

4.4     Withdrawal Election. Subject to the Deduction Limitation, a Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw part or all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant's Withdrawal Amount shall be calculated based on his or her Account Balance as if there had occurred a Termination of Employment as of the day of the election. Any partial withdrawal must be at least equal to $25,000, or such higher amount as the Committee may establish from time to time. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 90 days of his or her election.

ARTICLE 5

Retirement Benefit

5.1     Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2     Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to An Annual Installment Method. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 1 year prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. Any change to an alternative payout is also subject to the rules in Section 3.14(g)(iii). The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 90 days after the last day of the Plan Year in which the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

5.3     Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

5.4     Special "Make Whole" Benefits.

(a)     "Make Whole" Pension Benefit With Respect to Deferrals of Base Annual Salary. Base Annual Salary which is deferred pursuant to this Plan cannot be included in the compensation base for calculating retirement income under the qualified defined benefit pension plans of the Company and its affiliates (the "Pension Plans"). Therefore, a "make whole" benefit will be paid from this Plan as a pension supplement to or with respect to a Participant whose deferrals of Base Annual Salary result in a lesser pension payment under the Pension Plans. Such pension supplement shall equal the amount by which such Participant's pension under the Pension Plans (calculated for this purpose without regard to any limitation or benefits imposed by Section 415 of the Code, or any limitation on annual compensation imposed by Section 401(a)(17) of the Code; hereinafter, the "IRS Limitations") was less because deferrals of Base Annual Salary under this Plan were not taken into account in the calculation of such participant's pension (but the amount of any supplemental pension benefit "A" applicable to the Participant under the Company's SERP shall be taken into account to avoid any duplication of the pension supplement provided hereunder). This section applies to all forms of pension payable under the Pension Plans, including pre-retirement death benefits.

(b)     "Make Whole" Pension Benefit With Regard to Performance and Incentive Awards. Performance awards under the Company Short-Term Performance Plan and incentive awards made under a former incentive plan of the Company known as the Executive Incentive Compensation Plan are excluded from the compensation base under the Retirement Account Plan, a tax qualified defined benefit plan of Wisconsin Electric Power Company (the "Retirement Account Plan"). Similarly, special awards made from time to time as determined by the Board are likewise excluded. A "make whole" pension supplement was provided for under the terms of Article IX(2) of the prior Wisconsin Energy Corporation Executive Deferred Compensation Plan as amended and restated as of January 1, 1994 (the "Prior Company Plan") for any Participant in that plan whose pension benefit under the Retirement Account Plan would have been greater had such performance awards, incentive awards or special awards been included in the compensation base of the Retirement Account Plan, calculated without regard to the IRS limitations. As with Section 5.4(a) above, supplemental pension benefit "A" shall be considered in order to avoid duplication. It is the intent of this Section to continue to provide such "make whole" pension supplement and the provisions of such Article IX(2) of the Prior Company Plan are incorporated by reference and continue to apply hereunder, except as modified by other provisions of this Section 5.4.

(c)     "Make Whole" Long-Term Disability Benefit. It is the intent of this Plan that a Participant not suffer any loss with respect to a disability benefit under the disability benefit applicable to employees of the Company and its affiliates, if the Participant is eligible for and participating in the long-term disability benefit plan of an Employer (the "LTD" Plan) because of either the exclusion of Base Annual Salary deferred under this Plan from the compensation base under the LTD Plan (the "Salary Deferral Limit") or the special limitation on annual compensation which can be taken into account under the LTD Plan imposed by Section 505(b)(7) of the Code (the "IRS Special Limit"). Therefore, in the event such a Participant becomes eligible for and begins to receive a disability benefit from the LTD Plan and the amount of such disability benefit is limited because of the application of the Salary Deferral Limit or the IRS Special Limit, a "make whole" disability benefit shall be paid from this Plan as a supplement to the disability limit paid from the LTD Plan. Such LTD supplement shall equal the monthly amount by which such Participant's disability benefit under the LTD Plan was less because of the application of the Salary Deferral Limit and the IRS Special Limit. Such LTD supplement shall commence at the same time as the disability benefit paid under the LTD Plan and continue for so long as such disability benefit is paid. Such LTD supplement shall be paid out of general corporate assets or out of a grantor trust, but not out of any voluntary employees' beneficiary association or trust covered by Section 501(c)(9) of the Code.

(d)     Form of Payment and Deferral Option. The "make whole" pension supplements provided for in this Section 5.4(a) and (b) shall be payable in lump sum form at the same time as the benefit becomes payable to or with respect to the Participant under the relevant Pension Plan (as to the Section 5.4(a) supplement) or under the Retirement Account plan (as to the Section 5.4(b) supplement). The terms and conditions of the relevant Pension Plan or the Retirement Account Plan shall provide the governing principles as to the calculation of the pension supplements arising under this Section 5.4. Notwithstanding the above, a Participant who becomes entitled to a pension supplement pursuant to Section 5.4(a) or (b) will be allowed to elect that the relevant lump sum payment be determined and then credited to such Participant's Account Balance under this Plan as of the date the same would have otherwise been paid (the "Supplement Payment Date") (with such Participant to be treated as having then "Retired" for purposes of this Plan, so that the Participant's election for a method of payout under Article 5 shall govern), provided that such an Election Form filed by the Participant with regard to such pension supplement(s) is submitted to the Committee at least one year prior to the Supplemental Payment Date

ARTICLE 6

Pre-Retirement Survivor Benefit

6.1     Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2     Payment of Pre-Retirement Survivor Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to an Annual Installment Method. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant's death shall govern the payout of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant's Account Balance at the time of his or her death is less than $25,000, payment of the Pre-Retirement Survivor Benefit may be made, in the sole discretion of the Committee, in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 90 days after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 7

Termination Benefit

7.1     Termination Benefit. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2     Payment of Termination Benefit. A Participant, in connection with his or her participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or over a period of 5 years in annual installments using the Fractional Method specified in Section 1.6. The Participant may annually change his or her election to an allowable alternative by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant's Termination of Employment and is accepted by the Committee in its sole discretion. Any change to an alternative payout is also subject to the rules in Section 3.14(g)(iii). However, notwithstanding a Participant's election, if the Participant's Account Balance at the time of his or her Termination of Employment is less than $25,000, payment of his or her Termination Benefit shall be paid in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 90 days after the last day of the Plan Year in which the Participant experiences the Termination of Employment. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 8

Disability Waiver and Benefit

8.1     Disability Waiver.

(a)     Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be (i) excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, Annual or Long-Term Performance Award, Severance Payments and/or SERP Payments for the Plan Year during which the Participant first suffers a Disability and (ii) excused from fulfilling the deferral of any Restricted Stock Amount, Performance Share Amount, Stock Option Amount or dividend equivalent deferral which would otherwise take place following the Committee determination. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b)     Return to Work. If a Participant returns to employment after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount, Stock Option Amount, Restricted Stock Amount, Performance Share Amount and dividend equivalents for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

8.2     Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, to deem the Participant to have experienced a Termination of Employment at any time. Further, in the case of a Participant who is otherwise eligible to Retire, the Committee shall treat such Participant as having Retired as soon as practicable after such Participant is determined to be suffering a Disability. In either case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee's determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. If the Disability Benefit is not payable in accordance with Article 5, it shall be paid in a lump sum within 90 days of the Committee's exercise of such right. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 9

Beneficiary Designation

9.1     Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2     Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3     Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4     No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, but was survived by a designated Beneficiary who was receiving or was entitled to receive distribution but died prior to a complete distribution of the Participant's benefits, the benefits remaining shall be payable to such designated Beneficiary's estate. If the Participant leaves no surviving spouse and was not survived by a designated Beneficiary as provided in the foregoing sentence, the benefits remaining shall be payable to the Participant's estate.

9.5     Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6     Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Election Form(s) shall terminate upon such full payment of benefits.

ARTICLE 10

Leave of Absence

10.1     Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

10.2     Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11

Termination, Amendment or Modification

11.1     Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to all of its participating Employees, by action of its Board of Directors or Compensation Committee. Upon the termination of the Plan with respect to any Employer, the Election Form(s) of the affected Participants who are employed by that Employer shall terminate. The terminating Employer may decide that the Account Balances of its participating Employees shall continue to be held under the provisions of this Plan (but with no further deferrals to be made after termination of the Plan by such Employer as to its participating Employees) until an event occurs which would otherwise cause a payout to be made hereunder. Any Company Contribution amounts which are not fully vested may continue to be so held under the Plan, even if other amounts in the Account Balances are not so held. Alternatively, the Employer may determine to proceed with distribution of Account Balances of the affected Participants determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination. However, if an Employer terminates the Plan as to its participating Employees after a Change in Control, the Employer shall be required to pay such benefits in a lump sum, except as otherwise provided in Section 15.18. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2     Amendment. The Company has the sole right to amend or modify the Plan and may do so at any time, in whole or in part, by the action of its Board of Directors, Compensation Committee or the Committee referred to in Article 12 below; provided, however, that: (i) no amendment shall be effective to decrease the value of a Participant's Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment shall adversely affect any Participant or Beneficiary who has become entitled to benefits as of the date of the amendment. Further, during the pendency of a Potential Change in Control (as defined below) and at all times following a Change in Control, no amendment or modification may be made which in any way adversely affects the interests of any Participant with respect to amounts credited to such Participant's Account Balance as of the date of the amendment. A "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)     the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)     the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)     any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(d)     the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

The capitalized terms in the above definition have the same meaning as in the "Change in Control" definition set forth in Section 1.14 of the Plan.

11.3     Effect of Payment. The full payment of the applicable benefit under any provision of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Election Form(s) shall terminate.

ARTICLE 12

Administration

12.1     Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee (or the Chief Executive Officer if such individual chooses to so act) shall also have full and complete discretionary authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the claims procedures set forth in Article 13 or otherwise with regard to the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The Chief Executive Officer may not act on any matter involving such officer's own participation in the Plan. All references to the Committee shall be deemed to include reference to the Chief Executive Officer. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. Notwithstanding any other provision of this Plan, the Committee shall have the power, in its sole and absolute discretion, to grant or deny a request from any Participant, Inactive Participant or Beneficiary for acceleration in payment of any Account Balance held with respect to such person. This discretionary power shall reside with the Committee under this Section 12.1 and with Administrator under Section 12.2.

12.2     Administration Upon Change In Control. For purposes of this Plan, the Company shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the "Administrator" shall be an independent third party selected by the individual who, at any time prior to such event, was the Company's Chief Executive Officer or, if there is no such officer or such officer does not act, by the Company's then highest ranking officer (the "Appointing Officer"). Upon the occurrence of a Change in Control, the Administrator shall have full and complete discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities (including, without limitation, attorney's fees) of whatsoever kind and nature which may be imposed on, asserted against or incurred by the Administrator in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, including the dates of Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only by either individual who was or could have been an Appointing Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

12.3     Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4     Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5     Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any other Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6     Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the dates of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

12.7     Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13

Claims Procedures

13.1     Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2     Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)     that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)     that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)     the specific reason(s) for the denial of the claim, or any part of it;

(ii)     specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)     a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)     an explanation of the claim review procedure set forth in Section 13.3 below.

13.3     Review of a Denied Claim. A Claimant is entitled to request a review of any claim that has been denied in whole or in part. However, in order to obtain such review, the Claimant must submit a written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim will be deemed to be conclusively denied. After the timely filing of a request for review, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)     may review pertinent documents;

(b)     may submit written comments or other documents; and/or

(c)     may request a hearing, which the Committee, in its sole discretion, may grant.

13.4     Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)     specific reasons for the decision;

(b)     specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)     such other matters as the Committee deems relevant.

13.5     Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant's compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination.

ARTICLE 14

Trust

14.1     Establishment of the Trust. The Company shall establish the Trust and each Employer shall contribute such amounts to the Trust from time to time as it deems desirable. Notwithstanding the preceding sentence, each Employer shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary so that Trust assets are at least equal at the time of transfer to the balances in the Deferral, Company Contribution, Company Matching, Stock Option and Restricted Stock Accounts of Participants and Beneficiaries who had become entitled to benefits prior to November 1, 2003.

14.2     Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3     Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 15

Miscellaneous

15.1     Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2     Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3     Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and any Election Form(s), as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

15.4     Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable to the maximum extent allowed by law. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any part of the same, to the maximum extent allowed by law, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5     Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6     Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7     Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8     Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9     Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Wisconsin without regard to its conflicts of laws principles.

15.10     Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Corporate Secretary Wisconsin Energy Corporation 231 W. Michigan Street Milwaukee, Wisconsin 53203

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11     Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

15.12     Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.13     Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.14     Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

15.15     Distribution in the Event of Taxation.

(a)     In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the third party administrator after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)     Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

15.16     Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance. The Participant may elect not to be insured.

15.17     Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Company Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer (who shall be jointly and severally liable for all reasonable fees of such counsel) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

15.18     Payout Under Special Circumstances. Notwithstanding any other provision of this Plan, upon the happening of either of the following events, the Account Balances of all Participants, Inactive Participants and Beneficiaries shall be forthwith paid in a single lump sum, except in the case of an event constituting a Change in Control for any individual who has previously filed a special written irrevocable deferral election form under the SERP, or under a special written contract with the Company (including, without limitation, the senior officer change in control, severance and non-compete agreements currently in effect) electing not to receive such an immediate lump sum but to instead be paid on another basis:

(a)     the occurrence of a Change in Control; or

(b)     should at any time Moody's or Standard & Poor's investment rating services classify the senior debt obligations of the Company as less than "investment grade" (which term shall mean senior debt obligations of the Company which are assigned to the top four grades, which as of the date of this document are AAA, AA, A and BBB by Standard & Poor's and Aaa, Aa, A and Baa by Moody's.